AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE

$1,883,333 February 18, 2022

WHEREAS, an original promissory note was entered into on July 19, 2021 Between the Borrower (as further defined in the paragraph below) in the principle amount of $1,666,666 United States Dollars and the Lender (as further defined in the paragraph below), for which the Lender paid $1,000,000 in cash (the "Original Note", referenced in Exhibit A below).

WHEREAS, the Borrower and the Lender entered into an agreement on January 27, 2022 to extend the due date of the Original Note from January 19, 2022 to April 19, 2022 in exchange for increasing the balance due to $1,833,333 (the "Extension Agreement", referenced in Exhibit B below), inclusive of a 10% ($166,666) cash fee (the "Extension Cash Fee") and a 13% equity fee (the "Extension Equity Fee") valued at $216,666 that was issued as of January 31st, 2022 at the conversion price of $0.0575 per Ordinary share of the Borrower.

WHEREAS, The Borrower and the Lender agree to further amend the understanding between the Parties as it relates to the Original Note and the Extension Agreement to allow for a partial repayment of the Original Note and allow for that Original Note to become convertible into Ordinary Shares of the Lender.

NOW THEREFORE, this amended and restated secured convertible promissory (the "New Note") shall take immediate effect and shall replace the Original Note and Extension Agreement as outlined below.

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FOR VALUE RECEIVED, Todos Medical, Ltd, an Israeli Company ("Borrower"), promises to pay to Friends of Yeshiva Orot Hateshuva, Inc., a [ ] ("Lender"), or its order, at its office located at [ ], or at such other place as the holder hereof may designate, in lawful money of the United States of America, the principal sum of $1,833,333 Dollars, including a 40% original issue discount (the "OID") valued at $666,666, along with the Extension Cash Fee of $166,666 (together, the "Loan Principal"), until paid in full in accordance with the terms, conditions and provisions as hereinafter set forth in this Convertible Promissory Note (this "New Note"). The purchase price of the Note is $1,000,000 US dollars.

LOAN AGREEMENT. This Note is the "Promissory Note" described in that certain Loan and Security Agreement (the "Loan Agreement") of even date herewith, entered into by and between Borrower and Lender, and the other parties thereto, as it may be amended from time to time, and is subject to all of the terms and conditions thereof. All terms not defined herein shall have the same meaning as in the Loan Agreement.

PRINCIPAL PAYMENTS. The Company will initially repay the sum of One Million and Two Hundred Thousand ($1,200,000, the "First Payment") on or before April

30, 2022 ("Maturity Date"). Upon completion of the First Payment, the Lender agrees to release all liens on all collateral associated with the Original Note, the Extension Agreement and this New Note (the "Lien Release"). Payment of $1 million to satisfy loan and $200,000 as donation to a charity selected by the Lender.

The Company will also repay the sum of Six Hundred Thirty Three Thousand Three Hundred and Thirty Three ($633,333, the "Second Payment") on or before the Maturity Date. Immediately prior to payment by the Borrower of the Second Payment to the Lender, the Borrower shall have the right to convert the Second Payment into Ordinary shares of the Borrower at the closing price of the Borrower's Ordinary shares on the date immediately prior to the proposed repayment. Lender at his choice will convert this amount in cash also to be paid to a Charity selected by Lender.

Upon the Maturity Date, if the Note has been repaid (vis the First Payment and the Second Payment), then this Note will be null and void. If the Company fails to pay back to the investor the sum of One Million and Eight Hundred and Eighty Three Thousand and Three Hundred and Thirty Three dollars ($1,833,333) by the Maturity Date, the Investor shall have the right to convert One Hundred Percent (100%) of Loan Principal, less any amount that has been repaid, at a default conversion price equal to the lowest closing price of the Company's Ordinary Shares in the ten (10) days prior to the conversion.

MATURITY DATE. The maturity date is April 30th, 2022.

HOLIDAY. Whenever any payment to be made under this Note shall be due on a day other than a Business Day, including Saturdays, Sundays and legal holidays generally recognized by banks doing business in New York, then the due date for such payment shall be automatically extended to the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of the interest portion of any payment due hereunder.

PREPAYMENT. The principal amount of this Note may be prepaid in whole or in part. Any such prepayment shall not result in a re-amortization, deferral, postponement, suspension, or waiver of any and all principal or other payments due under this Note.

WAIVERS. Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law.. No delay, omission or failure on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy of Lender.

AMENDMENT: GOVERNING LAW. This Note may be amended, changed, modified, terminated or canceled only by a written agreement signed by the party against whom enforcement is sought for any such action. This Note shall be governed by, and construed under, the Laws of the State of New York.

AUTHORITY. Borrower, and each person executing this Note on Borrower's behalf, hereby represents and warrants to Lender that, by its execution below, Borrower has the full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Borrower without exception or limitation. In the event that this Note is executed by more than one

person or entity, the liability hereunder shall be joint and several. Any married person who is obligated on this Note, directly or indirectly, agrees that recourse may be had to such person's separate property in addition to any and all community property of such person.

USA PATRIOT ACT NOTICE. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for Borrower's legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower or other related Persons.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower executed this Note as of the day and year first above written.

BORROWER:

Todos Medical Ltd,
an Israeli corporation

DocuSigned by:
Gerald Commissiong
294C473BD7394A8...

Name: Gerald Commissiong
Its: Chief Executive Officer

2/21/2022